Exhibit 10.1

Mr. Scott M. Prochazka	March 5, 2020

Dear Scott:

This Separation Agreement and Release (the “Agreement”) is made and entered into by and between yourself and CenterPoint Energy Service Company, LLC, including its associated companies and parent company and their partners, partnerships, officers, directors, managers, employees, shareholders, agents, attorneys, representatives, and assigns (hereafter referred to collectively as the “Company”). Both the Company and you are entering into this Agreement as a way of amicably concluding the employment relationship following your last day of employment with the Company on February 19, 2020 (“Separation Date”) and resolving any dispute or potential dispute or claim that you have or might have with the Company. This Agreement is not and should not be construed as an allegation or admission on the part of the Company that it has acted unlawfully or violated any state or federal law or regulation. The Company, its officers, directors, employees, shareholders, managers, agents, attorneys, representatives and assigns specifically disclaim any liability to you or any other person for any alleged violation of rights or for any alleged violation of any order, law, statute, duty, policy or contract.

1.As consideration for your agreeing to release the Company from all claims that are described herein, the Company will provide the following benefits to you, conditioned on the timely execution, and non-revocation, of this Agreement pursuant to Paragraph 9 (the “Separation Benefits”):

a.
The Company agrees to pay you a lump-sum separation payment of $7,348,584, which includes an amount equal to your award for the 2019 performance year under the CenterPoint Energy, Inc. Short Term Incentive Plan. You understand and acknowledge that this is a payment to which you are not otherwise entitled and that you are likewise not entitled to, and waive any claim for, any benefits under the CenterPoint Energy, Inc. Short Term Incentive Plan. If you sign this Agreement and do not revoke the Agreement within seven days of signing as permitted under Paragraph 9, the Company agrees to pay you this lump-sum separation payment on the 10th day after execution of this Agreement with the proviso that you understand that weekends, business holidays, and other business circumstances may cause reasonable delays in payment.

b.
With respect to the Restricted Stock Unit Awards granted to you under the CenterPoint Energy, Inc. 2009 Long Term Incentive Plan in 2017, 2018, and 2019 (the “RSU Awards”), the Company agrees to fully vest such awards such that you will have the right to receive the total number of unvested units of common stock subject to the RSU Awards, payable not later than the 70th day after the scheduled vesting date under the applicable award agreements. You understand and agree that the vesting of these awards is an additional benefit you would not otherwise be entitled to but for your signing and not revoking this Agreement. All other terms and conditions set forth under the applicable award agreements will remain in full force and effect, including provisions regarding the time and form of payment.

c.
With respect to the Performance Awards granted to you under the CenterPoint Energy, Inc. 2009 Long Term Incentive Plan in 2018 and 2019 (the “PSU Awards”), as further consideration for your signing and not revoking this Agreement, the Company agrees that such awards will not be forfeited upon your Separation Date and that your right to receive shares of common stock pursuant to such awards will vest on the last day of the applicable performance cycle, with the number of shares, if any, determined based on achievement of the performance goals in accordance with the applicable award agreements and with such shares payable as set forth under the applicable award agreements. All other terms and conditions set forth under the applicable award agreements will remain in full force and effect, including provisions regarding the time and form of payment.

2.In connection with your separation from service, the Company will pay to you the following amounts:

a.	Any accrued but unpaid base salary through your Separation Date.

b.
Reimbursement for any unreimbursed business expenses incurred by you prior to your Separation Date, provided such amounts are submitted in accordance with Company policy no later than 30 days follow such date.

c.
Your long-term disability coverage and business travel accident insurance ended on your Separation Date, and your participation in other welfare benefits will generally end on February 29, 2020, subject to the applicable plan provisions.

d.
If you meet the COBRA eligibility requirements, you are eligible for continuation of medical, dental, and vision benefits as provided by federal law for 18 months, subject to the elections in place as of the Separation Date. Such benefits shall be governed by and subject to (i) the terms and conditions of the plan documents providing such benefits, including the reservation of the right to amend or terminate such benefits under those plan documents at any time, and (ii) the provisions of COBRA. You are solely responsible for enrolling in such coverage, the cost of that coverage, and ensuring any premium payments are timely made. The rate for the 18-month COBRA period will be at active employee rates for individual and/or family coverage.

e.
You will continue to receive Company-paid financial planning services under the counseling program available to the Company’s senior executives during the period between the Separation Date and December 31, 2020.

f.
Your benefits under the CNP Savings Plan, the CNP Savings Restoration Plan, the CenterPoint Energy Retirement Plan, the CNP Benefit Restoration Plan, the 2005 Deferred Compensation Plan, the 1991 Savings Restoration Plan, and any other benefits plans, if any, will be governed by the applicable provisions of each plan.

g.
The Company will withhold any taxes required by federal or state law from the payments described above. If you previously enrolled with the Company to receive payment of wages by direct deposit, then all of the cash payments described above will be made by direct deposit into the same bank account and financial institution that you previously enrolled with the Company for the payment of wages, unless you elect another payment method with reasonable advance notice to the Company. The Company will offset the lump-sum separation payment by any monies owed by you to the Company (or an affiliate), including but not limited to, any overpayments made to you by the Company (or an affiliate).

You agree that the Separation Benefits described in Paragraph 1, herein, constitute the entire amount of consideration provided to you under this Agreement. You further agree that you will not seek any further compensation for any other claimed damage, costs, separation payment, severance, income, or attorney’s fees.

3.In consideration for the Separation Benefits under this Agreement, you acknowledge and agree that all records, papers, reports, computer programs, strategies, documents (including, without limitation, memoranda, notes, files and correspondence), opinions, evaluations, inventions, ideas, technical data, products, services, processes, procedures, and interpretations that are or have been produced by you or that you received in connection with your employment with the Company, whether stored physically or electronically or produced to you by any employee, officer, director, agent, contractor, or representative of the Company and its subsidiaries and affiliates related to the Company, whether provided in written or printed form, or orally, or on a computer, all comprise confidential and proprietary business information. You agree that you have returned or will return immediately, and maintain in strictest confidence and will not use in any way, any proprietary, confidential, or other nonpublic information or documents relating to the business and affairs of the Company and its subsidiaries and affiliates. It is understood and agreed that in the event of any breach or threatened breach of this provision by you, the Company and its subsidiaries and affiliates may, in their discretion, discontinue any or all payments provided for herein and recover any and all payments already made and the Company and its subsidiaries and affiliates shall be entitled to apply to a court of competent jurisdiction for such relief by way of specific performance, restraining order, injunction or otherwise as may be appropriate to ensure compliance with this provision. Should you be served with legal process seeking to compel you to disclose any such information to any non-governmental party or any such non-governmental party’s representatives, you agree to notify the General Counsel for the Company immediately, in order that the Company and its subsidiaries and affiliates may seek to resist such process if they so choose.

You agree that you shall be available to and shall assist the Company and/or its affiliates in transitioning your job duties, as reasonably requested by the Company.  During the four year period following the Separation Date you agree to be reasonably available to the Company or its representatives (including its attorneys) to provide information and assistance as requested by the Company.  This includes, but is not limited to, offering truthful testimony (and preparing to testify) as a witness in any proceeding, or otherwise providing information or reasonable assistance to the Company, in connection with any investigation, claim or suit, and cooperating with the Company regarding any litigation, government investigations, administrative or regulatory matters, proceedings before government agencies and commissions, claims or other disputed items involving the Company that relate to matters within your knowledge or responsibility during your employment.  Specifically, you agree (i) to meet with the Company’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party (known to you to be adverse to the Company or its interests), and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives.  The Company and its subsidiaries and affiliates agree that if you are called upon by or on behalf of the Company and its subsidiaries and affiliates to serve as a witness or consultant in or with respect to any potential litigation, or regulatory proceeding, any such call shall be with reasonable notice, shall not unnecessarily interfere with your later employment, and shall provide for payment of $4,000 per day plus costs expended for your assistance on such matters.

Additionally, in consideration for the Separation Benefits under this Agreement and in accordance with the following paragraph, you also agree to refrain from making any criticisms or disparaging comments about the Company, its directors, officers, or employees.

4.You acknowledge and agree that:

a.
You have read this Release, and you understand its legal and binding effect. You are acting voluntarily, deliberately, and of your own free will in executing this Release and have been provided with all information needed to make an informed decision to sign this Release and given an opportunity to ask questions that you might have about this Release.

b.
The consideration for this Release is in addition to anything of value to which you already are entitled, and is not wages, a wage increase, a bonus, or any other form of compensation for services performed. Standard deductions will be made to the consideration for this Release.

c.	You have had the opportunity to seek, and the Company hereby advises you in writing to seek, legal counsel prior to signing this Release.

d.
You have (i) received all compensation due as a result of services performed for the Company with the receipt of your final paycheck; (ii) reported to the Company any and all work-related injuries or occupational disease incurred by during your employment by the Company; (iii) been properly provided any leave requested under the FMLA or similar state local laws and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other released person or entity and have reported any and all such concerns; (v) reported any pending judicial and administrative complaints, claims, or actions you filed against the Company or any other released person or entity; and (vi) not raised a claim of sexual harassment or abuse with the Company.

5.In return for the Company’s agreement to provide the payments and other items described in this Separation Agreement, you agree not to sue and to release and forever discharge the Company and its parent, subsidiaries, and affiliates, specifically including but not limited to CenterPoint Energy, Inc., CenterPoint Energy Service Company, LLC, CenterPoint Energy International, Inc., CenterPoint Energy Houston Electric, LLC, CenterPoint Energy Resources Corp., CenterPoint Energy Gas Transmission Company, LLC, CenterPoint Energy-Mississippi River Transmission, LLC, CenterPoint Energy Pipeline Services, Inc., CenterPoint Energy Field Services, LLC, CenterPoint Energy Services, Inc., Enable Midstream Partners, LP, CenterPoint Energy Resources Corp., d/b/a CenterPoint Energy Minnesota Gas, CenterPoint Energy Resources Corp., d/b/a CenterPoint Energy Arkansas Gas, CenterPoint Energy Resources Corp., d/b/a CenterPoint Energy Louisiana Gas, CenterPoint Energy Resources Corp., d/b/a CenterPoint Energy Mississippi Gas, CenterPoint Energy Resources Corp., d/b/a CenterPoint Energy Oklahoma Gas, CenterPoint Energy Resources Corp., d/b/a CenterPoint Energy Texas Gas Operations, Vectren Corporation, and their respective officers, directors, agents, servants, employees, successors, assigns, insurers, employee benefit plans and fiduciaries and agents of any of the foregoing, and any and all other persons, firms, organizations, and corporations (collectively referred to as the “Corporate Group”) from any and all damages, losses, causes of action, expenses, demands, liabilities, and claims on behalf of yourself, your heirs, executors, administrators, and assigns with respect to all matters relating to or arising out of your employment with the Company, including any existing claims or rights you may have under any federal, state or local law dealing with discrimination in employment on the basis of sex, sexual orientation, race, national origin, religion, age, disability, or veteran status, and you hereby accept the Separation Benefits and other consideration described herein in full and final settlement of all damages, losses, causes of action, expenses, demands, liabilities, and claims.

This release includes, but is not limited to, the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621, the Older Workers’ Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964 and 1991, 42 U.S.C. §2000(e) et seq., the Family and Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Pregnancy Discrimination Act of 1978, the Civil Rights Act of 1866, as amended, the Energy Reorganization Act, as amended, 42 U.S.C. §5851, the Workers’ Adjustment and Retraining Notification Act of 1988, the Texas Labor Code, the Arkansas Civil Rights Act, the Minnesota Human Rights Act, the Americans with Disabilities Act, as amended, 42 U.S.C. §12101, 42 U.S.C. Section 1981, any claims for breach of oral or written contract, wrongful discharge, retaliation for filing a workers’ compensation claim, tort or personal injury of any sort, and any claim under any other state or federal statute, regulation, or common law that may be legally waived. You further understand and agree that this release does not apply to (i) your ability to enforce the terms of this Agreement, (ii) any legal indemnification rights and/or Company provided insurance coverage (if any exist) for acts or omissions occurring in your capacity as an officer of the Company prior to the Separation Date, and (iii) any claims or rights which, by law, cannot be waived, including but not limited to unemployment benefits, the right to file an administrative charge, or participate in an administrative investigation or proceeding, however, if you or someone acting on your behalf files, or causes to be filed, any such claim, charge, complaint, or action against the Company, you expressly waive any right to recover any damages or other relief, whatsoever, from the Company including costs and attorneys’ fees. You affirm and agree that your employment relationship will end on the Separation Date and you will withdraw unequivocally, completely and finally from your employment and waive all rights in connection with such relationship except to vested benefits and the payments and benefits described herein. You acknowledge that you have been paid all compensation owed to you as of the date of this Agreement, with the exception of the Separation Benefits due and payable pursuant to this Agreement. You acknowledge that neither the Company nor any other member of the Corporate Group has promised you continued employment or represented to you that you will be rehired in the future. You acknowledge that this Separation Agreement does not create any right on your part to be rehired by the Company or any other member of the Corporate Group and you hereby waive any right to future employment by the Company or any other member of the Corporate Group. You agree that this Separation Agreement and the waiver contained herein are valid and that they are fair, adequate and reasonable. You agree that your consent to this Separation Agreement and waiver was with your full knowledge and was not procured through fraud, duress or mistake.

6.You agree that for a period of one year following your termination of employment with the Company that you will not: (a) solicit, encourage or take any other action that is intended, directly or indirectly, to induce any other employee of the Company, its subsidiaries and affiliates to terminate employment with the Company, its subsidiaries and affiliates; (b) interfere in any manner with the contractual or employment relationship between the Company, its subsidiaries and affiliates and any other employee of the Company, its subsidiaries and affiliates; or (c) use any confidential information to directly, or indirectly, solicit any customer of the Company, its subsidiaries and affiliates.

7.This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the state of Texas without regard to principles of conflict of laws. Should any of the clauses in this Agreement be declared invalid, null, void or unenforceable, the rest of the Agreement shall remain in full force and effect. If the Company elects to waive or release any obligation of yours under this Agreement, the remainder of the Agreement shall be enforced. This Agreement may not be modified, altered or amended except in a written agreement executed by you and the Company’s General Counsel.

8.You agree that any disputes arising under this Agreement shall first be submitted to mediation with a mediator mutually agreed upon by the Company and you, and failing resolution by mediation, to a tribunal in accordance with the applicable law. You also agree that the fees associated with the mediation shall be shared equally between the Company and you, with each party bearing their own attorney’s fees associated with the mediation.

9.The Company hereby advises you in writing to consult with an attorney prior to executing this Agreement. You acknowledge that you have been given an opportunity and encouraged in writing by the Company to have an attorney review this agreement, that you have read and understand this Agreement, and that you have signed this agreement knowingly, freely and voluntarily. You have twenty-one (21) days (Consideration Period) to decide whether to sign this Agreement and be bound by its terms. You agree with the Company that changes, whether material or immaterial, do not restart the running of the 21-day consideration period. You may revoke this Agreement at any time within seven (7) days following your written acceptance of it below by delivery of a written notification to the undersigned. This Agreement will not be effective or enforceable until this seven-day revocation period has expired. In the event that this Agreement is canceled or revoked, the Company shall have no obligation to make the payment or provide the benefits described herein. In the event you choose to sign this Release prior to the Expiration of the Consideration Period, you represent that you are knowingly and voluntarily waiving the remainder of the Consideration Period. You understand that having waived some portion of the Consideration Period, the Company may expedite the processing of benefits provided to you in exchange for signing this Release.

10.     You understand this Agreement does not apply to (a) any claims or rights that may arise after the date that you signed this Agreement, (b) the Company’s expense reimbursement policies, (c) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, and (d) any claims that the controlling law clearly states may not be released by private agreement.  Moreover, nothing in this Agreement (including but not limited to the acknowledgements, release of claims, the promise not to sue, and the return of property provision) (x) limits or affects your right to challenge the validity of this Agreement under the ADEA or the OWBPA, (y) prevents you from communicating with, filing a charge or complaint with, or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or (z) precludes you from exercising your rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement you are waiving your right to recover any individual relief (including any backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency.  Notwithstanding my confidentiality and non-disclosure obligations in this Agreement and otherwise, you understand that as provided by the Federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

The purpose of the arrangements described in this letter is to arrive at a mutually agreeable and amicable basis with respect to your separation from the Company. If you agree with the foregoing, please indicate so by signing in the space designated below and returning an executed copy of this Agreement to the Company (Attn: Stephany Lin-Abney, Associate General Counsel, CenterPoint Energy, 1111 Louisiana Street, 46th Floor, Houston, Texas 77002).

Sincerely,

/s/ Milton Carroll
Milton Carroll
Executive Chairman of
the Board of Directors

Agreed to and Accepted this
6th day of March, 2020.

/s/ Scott M. Prochazka
Scott M. Prochazka

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